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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                              Prime Companies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    74155B103
                           --------------------------
                                 (CUSIP Number)


                                  May 16, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which the Schedule is filed:

      / / Rule 13d-1(b)

      /X/ Rule 13d-1(c)

      / / Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).











POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                                Page 1 of 4 pages

CUSIP NO.  74155B103
--------------------------------------------------------------------------------
      1.  Name of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).
          David E. Shaw
--------------------------------------------------------------------------------
      2.  Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)

          (b)
--------------------------------------------------------------------------------
      3.  SEC Use only
--------------------------------------------------------------------------------
      4.  Citizenship or Place of Organization       United States

--------------------------------------------------------------------------------
Number of       5.  Sole Voting Power           2,711,227
Shares        ------------------------------------------------------------------
Beneficially    6.  Shared Voting Power
Owned by      ------------------------------------------------------------------
Each            7.  Sole Dispositive Power      2,711,227
Reporting     ------------------------------------------------------------------
Person With:    8.  Shared Dispositive Power
--------------------------------------------------------------------------------
      9.  Aggregate Amount Beneficially Owned by Each
          Reporting Person                                       2,711,227

     10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

     11.  Percent of Class Represented by Amount in Row (9)      8%
--------------------------------------------------------------------------------
     12.  Type of Reporting Person (See Instructions)  IN
--------------------------------------------------------------------------------


                                Page 2 of 4 pages

ITEM 1.
   (a)  Name of Issuer

   Prime Companies, Inc.

   (b)  Address of Issuer's Principal Executive Offices

   409 Center Street, Suite 406, Yuba City, California 95991


ITEM 2.

   (a)  Name of Person Filing

   David E. Shaw

   (b)  Address of Principal Business Offices or, if none, Residence

   120 West 45th Street, New York, New York 10036


   (c)  Citizenship

   United States

   (d)  Title of Class of Securities

   Common Stock

   (e)  CUSIP Number

   74155B103


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13d-1(b) or 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:


N/A


ITEM 4. OWNERSHIP

   Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

   (a)  Amount Beneficially Owned:  2,711,227       .
                                    ----------------
   (b)  Percent of Class:   8%              .
                            ----------------
   (c)  Number of shares as to which such person has:

       (i)   Sole power to vote or to direct the vote:   2,711,227      .
                                                        ---------------
       (ii)  Shared power to vote or to direct the vote:   n/a            .
                                                          ---------------
       (iii) Sole power to dispose or to direct the disposition of:  2,711,227      .
                                                                     ---------------
       (iv)  Shared power to dispose or to direct the disposition of:  n/a             .
                                                                       ----------------

   INSTRUCTION: For computations regarding securities which represent a right to acquire an underlying security SEE ss.240.13d-3(d)(1).


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

N/A

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
        ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

N/A


                                Page 3 of 4 pages

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

N/A

ITEM 10. CERTIFICATION


      By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referenced to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                    SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.

                                             JULY 7, 2000
                           -------------------------------------------------
                                                 Date

                                           /s/ DAVID E. SHAW
                           -------------------------------------------------
                                                Signature

                                             DAVID E. SHAW
                           -------------------------------------------------
                                               Name/Title



   The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power or attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
                FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                Page 4 of 4 pages